Exhibit 99.1

M/I Homes Reports
2023 First Quarter Results

Columbus, Ohio (April 26, 2023) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2023.

2023 First Quarter Highlights:
•Revenue increased 16% to $1.0 billion, a first quarter record
•Pre-tax income increased 11% to $136.0 million, a first quarter record
•Net income increased 12% to a first quarter record $103.1 million ($3.64 per diluted share) from
2022’s $91.8 million ($3.16 per diluted share)
•Homes delivered increased 10% to 2,007 and average sales price increased 6% to $486,000
•Shareholders’ equity reached an all-time record of $2.2 billion, a 28% increase from a year ago, with book value per share of $79
•Return on equity of 26%
•New contracts decreased 14% to 2,171 contracts
•Backlog sales value decreased to $1.7 billion compared to $2.8 billion a year-ago

For the first quarter of 2023, the Company reported pre-tax income of $136.0 million and net income of $103.1 million, or $3.64 per diluted share. This compares to pre-tax income of $122.3 million and net income of $91.8 million, or $3.16 per diluted share, for the first quarter of 2022.

Homes delivered in 2023’s first quarter increased 10% to 2,007 homes. This compares to 1,823 homes delivered in 2022’s first quarter. New contracts for the first quarter of 2023 decreased 14% over 2022’s 2,514 new contracts. Homes in backlog at March 31, 2023 had a total sales value of $1.7 billion, a 38% decrease from a year ago. Backlog units at March 31, 2023 decreased 40% to 3,301 homes, with an average sales price of $522,000. At March 31, 2022, backlog sales value was $2.8 billion, with backlog units of 5,526 and an average sales price of $505,000. M/I Homes had 200 communities at March 31, 2023 compared to 176 communities at March 31, 2022. The Company's cancellation rate was 13% in the first quarter of 2023 and 7% in the first quarter of 2022.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had strong first quarter results highlighted by record revenue, record income and a 10% increase in homes delivered. We are particularly pleased with our results given the material change in housing conditions compared to a year ago; notably, significantly higher interest rates, inflationary pressures and persistent uncertainty regarding the general economy. We increased our revenue by 16% to a record $1.0 billion, increased pre-tax income by 11% to $136 million and delivered 2,007 homes. In addition, our results reflect a 50-basis point improvement in our overhead expense ratio.”

Mr. Schottenstein continued, “Our financial condition is as strong as it’s ever been. We ended the quarter with record shareholders’ equity of $2.2 billion, an increase of 28% over last year, book value of $79 per share, cash of $543 million, zero borrowings on our $650 million credit facility, and a homebuilding debt to capital ratio of 24%.

Despite the changes in housing conditions over the past year, there remains a strong desire for home ownership, and we believe our industry will continue to benefit from strong fundamentals, including favorable demographic trends and an undersupply of housing. Looking ahead, we are well positioned with our diverse markets and product offerings, a strong balance sheet and low leverage.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2024.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
New contracts	2,171	2,514
Average community count	198	176
Cancellation rate	13%	7%
Backlog units	3,301	5,526
Backlog sales value	$1,724,550	$2,788,234
Homes delivered	2,007	1,823
Average home closing price	$486	$457

Homebuilding revenue:
Housing revenue	$974,946	$833,163
Land revenue	303	3,537
Total homebuilding revenue	$975,249	$836,700

Financial services revenue	25,281	24,111
Total revenue	$1,000,530	$860,811

Cost of sales - operations	765,904	647,702
Gross margin	$234,626	$213,109
General and administrative expense	50,960	48,783
Selling expense	49,080	41,421
Operating income	$134,586	$122,905
Other income	(7)	(16)
Interest (income) expense	(1,389)	671
Income before income taxes	$135,982	$122,250
Provision for income taxes	32,916	30,411
Net income	$103,066	$91,839

Earnings per share:
Basic	$3.73	$3.23
Diluted	$3.64	$3.16

Weighted average shares outstanding:
Basic	27,602	28,424
Diluted	28,305	29,072

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2023	2022
Assets:
Total cash, cash equivalents and restricted cash (1)	$542,564	$218,606
Mortgage loans held for sale	226,629	200,455
Inventory:
Lots, land and land development	1,279,673	1,116,069
Land held for sale	17,959	8,377
Homes under construction	1,190,519	1,325,672
Other inventory	169,258	132,434
Total Inventory	$2,657,409	$2,582,552

Property and equipment - net	37,419	36,776
Investments in joint venture arrangements	49,031	57,309
Operating lease right-of-use assets	59,787	50,907
Goodwill	16,400	16,400
Deferred income tax asset	18,019	10,251
Other assets	155,112	133,255
Total Assets	$3,762,370	$3,306,511

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$396,298	$395,524
Senior notes due 2030 - net	296,487	295,983
Notes payable - other	—	1,871
Total Debt - Homebuilding Operations	$692,785	$693,378

Notes payable bank - financial services operations	223,618	203,650
Total Debt	$916,403	$897,028

Accounts payable	208,426	281,387
Operating lease liabilities	60,763	51,546
Other liabilities	393,563	372,861
Total Liabilities	$1,579,155	$1,602,822

Shareholders’ Equity	2,183,215	1,703,689
Total Liabilities and Shareholders’ Equity	$3,762,370	$3,306,511

Book value per common share	$78.77	$60.22
Homebuilding debt to capital ratio (2)	24%	29%
(1)Includes $1.4 million and $0.9 million of restricted cash and cash held in escrow for the quarters ended March 31, 2023 and 2022, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash provided by operating activities	$251,499	$69,326
Cash used in investing activities	$(4,793)	$(6,634)
Cash used in financing activities	$(15,684)	$(80,454)

Land/lot purchases	$45,646	$93,948
Land development spending	$92,419	$100,697
Land sale revenue	$303	$3,537
Land sale gross (loss) profit	$(3)	$967

Financial services pre-tax income	$12,641	$13,055

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022
Net income	$103,066	$91,839
Add:
Provision for income taxes	32,916	30,411
Interest income	(3,673)	(557)
Interest amortized to cost of sales	8,090	7,327
Depreciation and amortization	4,397	4,188
Non-cash charges	2,023	1,831
Adjusted EBITDA	$146,819	$135,039

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2023	2022	Change
Northern	828	1,190	(30)%
Southern	1,343	1,324	1%
Total	2,171	2,514	(14)%

	HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2023	2022	Change
Northern	797	760	5%
Southern	1,210	1,063	14%
Total	2,007	1,823	10%

	BACKLOG
	March 31, 2023			March 31, 2022
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,087	$560	$515,000	2,320	$1,145	$494,000
Southern	2,214	$1,165	$526,000	3,206	$1,643	$513,000
Total	3,301	$1,725	$522,000	5,526	$2,788	$505,000

	LAND POSITION SUMMARY
	March 31, 2023			March 31, 2022
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,712	7,214	14,926	7,359	7,906	15,265
Southern	16,054	9,761	25,815	16,871	13,646	30,517
Total	23,766	16,975	40,741	24,230	21,552	45,782